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                                                                     EXHIBIT 5.1







                                                      December 20, 2002



The Bottling Group, LLC
One Pepsi Way
Somers, New York 10589

Ladies and Gentlemen:

We have represented Bottling Group, LLC, a Delaware limited liability company (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange its registered 4-5/8% Series B Senior Notes due November 15, 2012 (the "Exchange Notes") for any and all of its outstanding 4-5/8% Senior Notes due November 15, 2012 (the "Restricted Notes"). The Restricted Notes were, and the Exchange Notes will be, issued under an Indenture (the "Indenture") dated as of November 15, 2002 among the Company, PepsiCo, Inc., a North Carolina corporation, as guarantor, and JPMorgan Chase Bank, a New York banking corporation, as trustee.

You have requested our opinion, as counsel for the Company, in connection with the Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), to be filed with the Securities and Exchange Commission (the "SEC").

In connection with rendering this opinion, we have examined originals or copies of such records, certificates of the Company and such other documents and have made such examinations of law, as we have deemed relevant.

Based upon the foregoing, and subject to the qualifications and limitations set forth below, it is our opinion that the Exchange Notes, when duly issued, executed, authenticated and delivered in exchange for the Restricted Notes in accordance with the Indenture and the Exchange Offer, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture, except as such enforceability may be limited by the laws of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws relating to creditors' rights generally, by general principles of equity (regardless of whether enforcement is sought in equity or law), including principles regarding good faith, fair dealing and commercial reasonableness or by the discretion of any court before which any proceeding therefor may be brought.

This opinion is limited in all respects to the federal law of the United States, the Delaware Limited Liability Company Act and the law of the State of New York, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.
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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the prospectus contained in such Registration Statement. In giving such consent, we do not admit we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP


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